Exhibit 99.1

Greenbacker Renewable Energy Company Acquires Canadian Solar Portfolio

New York, NY – October 14, 2014 - Greenbacker Renewable Energy Company (“Greenbacker”) announced today that it has entered into a definitive agreement to acquire the Canadian Northern Lights solar portfolio located in and around Ontario, Canada for USD $1,067,221. The portfolio consists of 45 small roof and ground mount solar photovoltaic arrays. The Company will receive the economic benefits of ownership of the solar assets effective as of the closing date, which is expected to be no later than October 22, 2014. One hundred percent of the electricity produced by the portfolio will be sold under a long term contract to the Ontario Power Authority, an Investment Grade public utility. In total, the arrays are expected to produce approximately 275,000 kilowatts of power in 2015 which is enough energy to power about 45 homes for one year of typical use.

“Ontario represents one of the most forward looking energy markets in the world and Ontario Power Authority is leading the way towards a renewable future with its solar programs” stated Charles Wheeler, CEO of Greenbacker. “We are excited to acquire these assets, which benefit from long term contracted energy sales to one of the highest credit quality utilities in North America.”

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded Limited Liability Company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although Greenbacker believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Greenbacker undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in Greenbacker’s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company

917-309 -1234